EXHIBIT 11.1

CODE OF BUSINESS CONDUCT AND ETHICS

GAFISA POLICY

Vision

To be the leading company in sales and the most valuable in return on equity in the residential segment of the real estate industry.

We are going to get there by:

•	Having committed people, focused on results and with a strong culture;

•	Providing distinguished products for all residential segments;

•	Provide competitive products to fulfill customers’ quality and deadline expectations.

Values

•	Ethics

•	People

•	Innovation

•	Objectivity

•	Costs

•	Result

•	Quality

•	Environment and Community

Quality Policy

“We will ensure the profitability and the growth of our company through the continuous improvement of our products, processes and our customers’ satisfaction”.

Index

CEO’s Message
Content
People
Conflict of Interests
Treatment and Confidentiality of Information
Customers
Suppliers
Brokerage Companies
Shareholders and Capital Markets
Community
Environment
Public Entities and Government Agencies
Unions
Competitors
Press
Ethics’ Committee
Term of Commitment
Declaration of Transparency
Final Considerations

CEO’S MESSAGE

GAFISA People,

We are proud in driving our activities based in honesty and commitment, defending the fundamental principles of human life respect and adopting protection practices to the well-being of all.

To maintain the respect and trust from the market and the society, the acquired credibility needs to be maintained and assured on a day by day basis.

Unintended errors or negligence may turn into discredit risks or damages to our image.

Our practices are compatible with our values, which reflect in the seriousness image of GAFISA S/A.

Honesty, integrity, self-discipline and loyalty are present in the whole society, but the application of those standards can be frequently different from a place to another. To align our conduct, we have elaborated this Code of Ethics, based on our culture, values and policies, validated by our Board, in order to serve as an action guide to our people.

The GAFISA’s Code of Ethics is a work instrument and a moral guide.

Certainly, this code should inspire us and I hope we can make our own conduct a constructive example for all.

As goal we all have to get used to those concepts in performing our duties and daily activities.

WILSON AMARAL

CONTENT

This Code covers important topics that are part of the way of acting and driving GAFISA S/A's businesses in the relations with the internal and/or external public.

This Code is applied to all, including employees, trainees and third parties services providers, at different levels.

GAFISA S/A’ is constituted by Alphaville Urbanismo, Bairro Novo, Cipesa, FIT Residencial, Gafisa and Gafisa Vendas.

PEOPLE

Ethical integrity is the main requirement that we expect from our People. The essential items to comply with this requirement are:

•	Treat all employees with dignity and respect;

•	Do not have prejudice against race, sex, sexual orientation, religion, social class or physical deficiency;

•	Do not allow moral and/or sexual harassment in all relationships;

•	Hire people based on their capacity to execute the proposed work;

•	Provide competitive compensation packages and benefits to the employees;

•	Promote professionals on the sole basis of the qualifications and abilities needed for the work to be performed;

•	Protect employees' dossiers confidentiality;

•	Strictly follow laws, labor conventions and collective agreements;

•	Provide to employees a safe work environment, with appropriate and satisfactory conditions for execution of their functions;

•	Provide IPE (Individual Protective Equipment) in the construction environment, explain to employees the importance of those equipments and demand the use of it;

•	Keep the employees informed about subjects that affect them;

•	Be aware that the excessive use of alcohol, drugs and practices of gambling can cause addictions, harming the performance of the activities, as well as your life and work environment;

•	Do not make use of alcohol and do not be under alcohol effect during working hours;

•	Be aware that the use or transport of illicit drugs can be considered a crime;

•	Be responsible for the correct utilization of GAFISA S/A’s assets, in order to avoid damages, inadequate handling, losses and misleading;

•	Do not use your e-mail for messages that do not add value to our business;

•	Respect the rules of using products with the Company’s logo;

•	Apply and respect the logo policy;

•	It is not allowed to publish political, labor or religious campaigns in GAFISA S/A's dependences, as well as the use of GAFISA S/A’s assets for such ends; and

•	Do not sell goods in the work environment or perform activities that implicate in a waste of time.

CONFLICT OF INTERESTS

GAFISA S/A'S interests should prevail over particular interests of employees or third parties and guide any decision-making. We highlight the following items:

•	It is not allowed to hire employees’ relatives of 1st degree: father, mother, sons/daughters, brothers/sisters, spouses, cousins, uncles/aunts and nephews/nieces;

•	It is not allowed to maintain personal attachments among employees;

•	Employees can not be benefited from privileged information in buying or selling Company’s stocks directly or through a third party;

•	Preserve the Company’s assets, not using it for personal benefits;

•	It is expressly prohibited to remove and use any type of construction’s material for particular matters;

•	Employees must avoid activities that are or pretend to be in conflict with the interests of the Company;

•	It is not allowed to have personal businesses or activities that remove the focus and effort from the work in the Company;

•
It is allowed to accept gifts with the maximum value of BRL 100.00 and promotional items that contain the supplier’s name or logo, such as pens, key chains, calendars and drinks. In case the value of gifts and tickets exceed the limit, it is necessary a previous approval from management or a sweepstake should be done among all employees of the area;

•
Invitations to participate in lunches, dinners and/or other events sponsored by suppliers are a common practice in our business. However, there is a limitation of event type or amount involved. Non repetitive invitations can be, eventually, accepted, since they are for commercial, marketing and advertisement purposes;

•	Air tickets and lodgings sponsored by suppliers for technical visits, workshops, conference, fairs, etc., should be previously validated by the Ethics’ Committee;

•	It is not allowed to accept, in anyway, favors regarding the supply of materials or services from our suppliers;

•
The use of GAFISA S/A’s suppliers for personal construction should happen in an independent way to the Company’s contracted services, and with all expenses paid by the employee, and should always be approved by the employee's leader;

•	For Operational/ Construction Employees it is not allowed to contract the supplier of the construction that the employee is allocated; and

•	Gratifications, gifts, money, loans or other favors of any nature from sales’ companies should not be accepted.

TREATMENT AND CONFIDENTIALITY OF INFORMATION

Information in physical, electronic or oral form is a valuable asset for GAFISA S/A, which should be treated correctly and protected:

•
All commercial, technical, strategic and professional information, related to GAFISA S/A, customers and/or partners should be treated with confidentiality, once inappropriate use or premature divulgation or publication, can implicate in risks and/or damages to the image and results of the Company.

Employees’ obligations:

•
Not to publish or share confidential information (business plans, search, customers’ data, etc.) with another employees or third parties, which do not need such information for their activities, independently if printed, electronic or oral;

•
Confidential information related to customers is under the responsibility of all GAFISA S/A’s employees, and is prohibited to make it available to third parties without the authorization of the responsible area;

•	Not to send GAFISA S/A’s templates/forms for private use and/or to third parties not associated with the Company;

•	Not to permit the distribution of confidential, privileged or customers and/ or partners information, for personal benefit or others, in order to avoid undesirable effects;

•
The selected partner companies must agree on maintain the confidentiality and the safety of our customers' data, protecting the information against unauthorized accesses, data use or revelation, limiting the use of this data to the purpose accorded. GAFISA S/A must demand partners' contractual obligations clauses related to customers' information, adopting privacy and confidentiality policies.

CUSTOMERS

GAFISA S/A truly believes that having the customers' trust is necessary, therefore:

•	The company continuously seeks quality and efficiency on a day by day basis;

•	New concepts, technologies and human resources are added at all time for the strengthening of company-customer's relationship;

•	GAFISA S/A guarantees it’s success by delivering products with the desired quality and seeking continuous processes improvement, from the release to the delivery of projects;

•	It is vital to provide our customers a respectful, courteous, efficient and impartial treatment;

•	All customers’ questions must be answered within a deadline compatible with their expectations and needs;

•	There are no special conditions in the services provided to the customers, regardless of his/her market position or GAFISA’s employees influence;

•	It is not allowed to use the name of GAFISA for particular benefit from our customers; and

•	Expenses with customers (meal, transport, lodging or entertainment) are acceptable, since justified by work meeting or normal business courtesy and under reasonable limits.

SUPPLIERS

Suppliers are very important for GAFISA business and should be treated with respect and in an impartial way. We reinforce some basic principles for materials and services acquisition process, in order to formalize the ethical principles in the relationships with suppliers:

•	Supplier selection and contracting activities are performed based on technical, professionals and ethical criteria, through a pre established process;

•	Procurement practices, when accomplished in an ethical way, involve decision-making based in price, quality, quantity, delivery and attendance;

•	Budgets are made in a clear and fair way for all the participant suppliers of a bidding process;

•	It is not permitted to contract companies/consultancies owned by former-employees, resigned from the Company in the period of less than 1 year;

•
It is not allowed to hire suppliers who maintain personal relationships with employees and/or with employees’ relatives of 1st degree: father, mother, sons/ daughters, brothers/ sisters, spouses, cousins, uncles/ aunts and nephews/nieces, without the approval of the Ethics’ Committee. If the supplier provides services or products with direct relation to employees' activity, it is automatically ineligible.

•
Company’s employees can not participate in the decision process regarding the selection of suppliers, nor try to influence them, in case of financial interests in such suppliers or if they have made any type of related investment;

•
The Company respects and strictly complies with country legislation in all areas. Suppliers are contracted only if they complies with the valid and/or applicable legislation to his/her activity, including labor and environmental regulations. Companies that use slave and/or child workforce are not contracted;

•	It is essential to have the commitment of all suppliers in the execution of the contracts in an ethical way, guaranteeing the confidentiality of information;

•
Contracted suppliers are not authorized to speak with the press about projects they have executed, are currently executing or will execute for GAFISA. Suppliers are not authorized to provide information and/or to be source of information about the Company;

•	All the GAFISA’s employees are encouraged to inform any illegal, non ethical or inadequate behaviors in the bidding processes or acquisition of goods and services by the Company;

•	Use contract terms or other ambiguous communication forms to obtain advantage in relation to the other entity.

•	Enable personality and friendships influence in the purchase decisions;

•	Request or provide confidential information from other companies; and

•
Maintain employees and/or administrators with economical and/or financial interests related to suppliers, in case that these interests can influence or seem to influence the actions executed by them on behalf of GAFISA.

BROKERAGE COMPANIES

For GAFISA S/A, the brokerage companies are the link between GAFISA S/A and their customers.

Therefore, the Company considers the brokerage companies as partners, that are committed to know the rights and obligations that govern this relationship:

•	Maintain a relationship based on partnership and professionalism with all of the brokerage companies with whom we work;

•	Guarantee the release of correct and accurate information;

•	Not privileging any brokerage company with confidential or privileged information;

•	Follow all the rules, contracts and agreements;

•	GAFISA S/A’s employees are not allowed to participate in the incentive programs of brokerage companies and cannot acquire any items of these awards;

•	Demand all brokerage companies to follow the policies and standards of GAFISA S/A, being obligated to act with ethic and transparency with the customers.

SHAREHOLDERS AND CAPITAL MARKETS

GAFISA S/A drives their businesses seeking a good relationship with shareholders and investors, based on accurate and transparent communication, allowing them to follow and understand the Company’s performance:

•	It is necessary to drive the Company’s businesses seeking shareholders and investors’ interests, but at the same time maintaining the financial healthy of our business;

•	We will provide timely, regular and reliable information on our activities, structure, financial situation and performance to all shareholders;

•	Guarantee a good relationship between GAFISA S/A and our shareholders, regardless the number or the quantity of common shares they have, observing legal regulations;

•	Only authorized employees can have relationship with shareholders and capital markets;

•	No employee can be benefited with privileged information (insider information) to sell or buy stocks directly or through a third party; and

•	The improper use of that information is illegal and can result in civil, administrative and criminal penalties.

COMMUNITY

All of GAFISA S/A's activities should be driven based in ethical and moral values, by the articulation among the economical, social and environmental dimensions, in the development of real estate enterprises. Therefore, it is necessary to:

•	Consider, during the decision processes, the possible impacts in the environment and in the neighborhood, considering the historical and cultural patrimony preservation;

•	Contribute for communities' sustainable development where the Company develops its activities;

•	Motivate social responsibility actions along with customers, employees or third parties for quality improvement of human being life; and

•	Seek harmony between shareholders value generation and social well-being objectives of the areas where the company operates.

ENVIRONMENT

The aspects related to the promotion and maintenance of a sustainable environment are our priorities. GAFISA S/A assumes the commitment of respecting the environment in the development of its activities, products and services, using practices and measures to assure the reduction of pollution and negative environmental impacts, and the improvement of our environmental performance, as:

•	To comply integrally with the applicable legislation and environmental norms;

•	To seek, develop and implement new technologies to improve our environmental performance;

•	To identify possible environmental impacts of our processes and maintain continuous search of negative impacts reduction;

•	To optimize raw material and energy use as contribution for the natural resources preservation;

•	To reduce, reuse and promote the recycling of generated residues; and

•	Train, make the employees aware and stimulate the suppliers in the search for a sustainable environment.

PUBLIC ENTITIES AND GOVERNMENT AGENCIES

GAFISA S/A maintains a good relationship with the local authorities, in the state and national sphere: city halls, urban and environmental permission agencies, specialized police stations, regulation agencies, government entities, public administration agents and third parties involved in a direct or indirect way in the development of its activities, respecting the laws, norms and regulations and executing its duties.

UNIONS

GAFISA S/A esteems the relationship with unions entities, respecting the collaborators' free-association and the collective negotiation, recognizing its legitimacy and complying with the collective agreements.

COMPETITORS

GAFISA S/A avoids all actions that can be interpreted as anti-competitor, monopolists or, in any way, contrary to international, national or local laws, that regulate the market competitive practices. It is our commitment to:

•	To respect competitors and their products;

•	Not to obtain commercial private information or other confidential information of our competitors in an inappropriate way; and

•	To maintain relationships with competitors’ employees in compliance and observing the related laws.

PRESS

In order maintain a clear relationship with costumers, shareholders and community, GAFISA S/A keeps an open channel with the press, making available all necessary information to explain and publish its actions:

•	It is mandatory to all employees and services providers to be concerned with the Company’s image and reputation;

•
Information published in the press by all communication channels is very important in the process of formation of GAFISA S/A's image. Therefore, it should be an object of concern and centralized work to guarantee the appropriate perception form the market;

•
In a mandatory way, every professional contact with the press must be, obligatorily, authorized Public Relation / Communication Area. Employees are not authorized to release any type of information to the press, grant interviews to any communication channel, or consent to have his/her image or the image of his/her work place captured by video, picture or any other type of visual registration, without the necessary authorization; and

•	If you have been contacted by the press to give information, to write an article or to grant interviews and declarations related to GAFISA, get in touch with the Public Relation/ Communication Area:

Company: “Máquina de Notícias”:

Sao Paulo - (55 11) 3147-7900
Rio de Janeiro - (55 21) 3478-3100
ETHICS’ COMMITTEE

To manage and follow the ethical culture in GAFISA S/A, an Ethics’ Committee was created and is formed by members of the following areas:

•	People

•	Legal

•	Financial

•	Operations

Main responsibilities of the Committee:

•	To solve ethics conflicts that are not solved by the hierarchical chain or that are not included in this code or in its guidelines;

•	To review this code, when necessary, to adapt or include new items or concepts;

•	To guarantee confidentiality on received information; and

•	To make public actions taken related to the Code of Ethics violations.

Any attitude that is not in accordance with the principles of the Code of Ethics should be reported and validated with the Ethics’ Committee.

To report code violation (anonymously or not) the following communication channel is available:

www.canalconfidencial.com.br/etica

The information will be maintained in absolute confidentiality.

The existence of this channel expresses GAFISA S/A's commitment with the ethics’ management.

TERM OF COMMITMENT

I declare that I have received the Code of Ethics and I am aware of all rules and obligations.

I agree and I assume the obligation of incorporating it as a reference in my Company daily activities.

The violation of the items mentioned in this code will be considered serious fault and fair reason for contractual rescission, subject to the contract agreed penalties and to valid Brazilian legislation.

Name

Area

Date ____/____/____

Signature

DECLARATION OF TRANSPARENCY

Existence or Not of Conflict of Interests

This declaration is applicable to employees involved in a situation that can represent a real or potential conflict of interests with GAFISA S/A's businesses, and also for circumstances that need Ethics’ Committee validation, in agreement with the rules in this Code. Fill out the fields below, sign and send to the responsible for HR (Gente e Gestao) Area for Ethics’ Committee evaluation.

1.  Indicate GAFISA S/A’s suppliers, services providers, partners or customers, which you are partner, administrator, executive, negotiator, commercial representative or that have any management position (decision-maker):

Company/ Area	Relation with GAFISA S/A	Job/Position

2.  Indicate the people of your straight relationship that are partners, administrators, executives, negotiators, commercial representatives or that have any management positions (decision-maker) in GAFISA’s supplier, services providers, partner, customer or competitors:

Full Name	Type of Relationship	Company/ Area

3.  Situation that needs validation:

Description of the situation

I declare that the information provided by me in this document is true, without omission of any information that can influence GAFISA’s decisions concerning to this present declaration.

The employee's full name:

Area:	Date:	____/____/____

Signature:

This term consists of two copies. A copy stays with GAFISA S/A and the other with the employee.

FINAL CONSIDERATIONS

In addition of reading, understanding, complying and demanding compliance to the Code of Ethics, Managers have the obligation to be an example to their employees.

It is under the responsibility of all employees to consult his/her immediate superior for situations that demand solution or additional orientation or Ethics’ Committee, in order to assure that the form and the content of the GAFISA S/A’s Code of Ethics are preserved.

Even though the objective of this Code is to assist most of the situations involving subjects related to ethics in our activities, new situations can emerge, being necessary rules definition and Code of Ethics update.